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                                                                    EXHIBIT 99.1

                                                           For Immediate Release
                                                           ---------------------


Lockheed Martin Corporation Completes Debt Tender Offer

  Approximately $1.9 Billion of Debt Securities Purchased

  BETHESDA, MD, December 19, 2000 - Lockheed Martin Corporation (NYSE: LMT) announced today that it had purchased approximately $1.9 billion in principal amount of six of its outstanding debt issues. Securities were tendered under the terms and subject to the conditions set forth in the November 28, 2000 Offer to Purchase up to $1.95 billion in principal amount of the six debt issues. The tender offer expired at 5 p.m. December 8, 2000. The tender offer also was announced in a Lockheed Martin press release dated November 28, 2000.

  The retirement of the approximately $1.9 billion of outstanding debt securities tendered will result in a nonrecurring and unusual after-tax charge on early extinguishment of debt of approximately $95 million for Lockheed Martin in the fourth quarter of 2000 and is expected to reduce Lockheed Martin's annualized pretax interest expense by approximately $150 million, going forward.

  Credit Suisse First Boston Corporation served as Dealer Manager for the tender offers.

  Headquartered in Bethesda, Maryland, Lockheed Martin is a global enterprise principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services. Lockheed Martin's core businesses are systems integration, space, aeronautics and technology services. Lockheed Martin had 1999 sales surpassing $25 billion.

  LOCKHEED MARTIN SAFE HARBOR STATEMENT: Statements in this press release are considered forward-looking statements under the federal securities laws, including the Private Securities Litigation Reform Act of 1995, including the statements relating to projected future financial performance. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans" and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we may project. Some of the factors which may affect the forward-looking statements in this press release include the Corporation's future cash flows and borrowing needs, operating performance and future interest rates, the political and economic climate domestically and internationally and other general economic, financial and market conditions. In addition, our filings with the Securities and Exchange Commission (http://www.sec.gov), set forth factors which could affect the forward-looking statements contained in this press release. These are only some of the many factors which may affect the forward-looking statements in this press release.
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  Contacts:

  News Media Contact:
  Hugh Burns, 301-897-6308

  Investor Contacts:
  James R. Ryan, 301-897-6584